FRONTIER CAPITAL MANAGEMENT COMPANY, LLC
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                                 CODE OF ETHICS
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         This is the Code of Ethics (the "Code") of Frontier Capital Management
Company, LLC (the "Firm", "FCMC" or "Frontier").

THINGS YOU NEED TO KNOW TO USE THIS CODE

         1. Certain terms have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms which are defined. at the end of the Code.

         2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

                                            Access Person
                                            Investment Person

         If you don't know, ask the Chief Compliance Officer.

         NOTE: If you are an Investment Person, you are automatically an Access Person too, so you must comply with both the Access Person provisions and the Investment Person provisions.

         3. There are three Reporting Forms that all personnel and Access Persons who are not personnel have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.

         4. The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

o The Firm expects that waivers will be granted only in rare instances, and

o Some provisions of the Code that are mandated by SEC rule cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in private placements.

                                     PART I

A.       GENERAL PRINCIPLES

                  The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

         The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you.

         Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

         If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

B.       CONFLICTS OF INTEREST

         As a fiduciary, Frontier has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. A conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee's responsibilities to Frontier and our clients. Frontier strives to identify and avoid conflicts of interest with clients and to fully disclose all material facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

1. Conflicts Among Client Interests. Access Persons are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2. Competing with Client Trades. Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3. Disclosure of personal interest. Investment Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, he will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies in addition to Frontier's quarterly and annual personal securities reporting requirements.

4. Referrals/Brokerage. Access Persons are required to act in the best interests of Frontier's clients regarding execution and other costs paid by clients for brokerage services. Access Persons must strictly adhere to Frontier's policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

5. Vendors and Suppliers. Access Persons must disclose to the Chief Compliance Officer any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. The Chief Compliance Officer in his sole discretion may prohibit an Access Person with such interest from negotiating or making decisions regarding Frontier's business with those companies.

6. No Transactions with Clients. Access Persons are not permitted to knowingly sell to, or purchase from, a client any security or other property, except an Access Person may purchase securities issued by a publicly-traded client, subject to the personal trading procedures described below.

7.

             Investment Consultant Relationships. Various institutional clients and prospects utilize investment consultants to advise them regarding the selection and oversight of investment advisers. Consultants may also provide various services or systems to investment advisers and may also sponsor events or conferences in which investment advisers are provided with an opportunity to participate. Payment for services provided by investment consultants, or the sponsoring of any event run by investment consultants, may result in the appearance of a conflict of interest. It is Frontier's policy that such payments should only be made to consultants where the services provided are necessary or appropriate for Frontier, or the sponsoring of the event is beneficial to Frontier and Frontier participates in such event. Such payments should not be made with the sole intention of influencing the consultant to recommend Frontier to its clients. Permission must be obtained from the Chief Compliance Officer prior to Frontier paying for any services or system provided by investment consultants or sponsoring of an event run by investment consultants.

C.            SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

         To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, organization or similar entity.

D.       COMPLIANCE WITH LAWS AND REGULATIONS

         You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Frontier client:

1.            To defraud the client in any manner;
2. To mislead the client, including by making a statement that omits material facts;
3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;
4.            To engage in any manipulative practice with respect to the client;
              or
5. To engage in any manipulative practice with respect to securities, including price manipulation.

E.            INSIDER TRADING

         Access Persons are prohibited from any trading, either personally or on behalf of others, while in possession of material, non-public information. Access Persons are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all employees who come into contact with material nonpublic information are subject to Frontier's prohibitions on insider trading and any potential sanctions. Penalties for violating Frontier's insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties, criminal fines, and jail sentences.

Additionally, each Access Person must comply with AMG's Insider Trading Policies and Procedures. These policies and procedures are included in Exhibit A of the Code and apply to all officers, directors, employees of AMG and its subsidiaries and affiliates.

PART II

Applies to All Personnel

NOTE: Certain subsections in this Part, as indicated, apply not only to all personnel, but also to ACCESS PERSONS who are not employees of the Firm, as required under Investment Advisers Act Rule 204A-1.

A. REPORTING REQUIREMENTS (also applies to Access Persons who are not employees, as required under Investment Advisers Act Rule 204A-1)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Copies of all reporting forms may be obtained from the Chief Compliance Officer.

         1. INITIAL HOLDINGS REPORTS. No later than 10 calendar days after you become an employee or other Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date you become an Access Person.

         The Initial Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee or other Access Person.

         The Initial Holdings Report also requires you to confirm that you have read, understand, and will abide by this Code, that you understand that it applies to you and members of your Family/Household, and, if applicable, that you understand that you are an Access Person and/or an Investment Person under the Code.

         2. QUARTERLY TRANSACTION REPORTS. No later than 30 calendar days after the end of each quarter, you must file with the Chief Compliance Officer a Quarterly Transaction Report.

         The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities (including Affiliated Mutual Funds) in which you

 (or a member of your Family/Household) had Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household established an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

         3. ANNUAL HOLDINGS REPORTS. By January 30 of each year, you must file with the Chief Compliance Officer an Annual Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date the report is submitted.

         The Annual Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

         4. EXCEPTIONS FROM REPORTING REQUIREMENTS. You are not required to file any Reports for the following:

o With respect to transactions effected pursuant to an automatic investment plan
o With respect to securities held in an account over which you have no direct or indirect influence or control.

         5. DUPLICATE CONFIRMATION STATEMENTS. If you or any member of your Family/Household has a securities account with any broker, dealer, or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to the Firm's Chief Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements relating to that account.

B.       TRANSACTION RESTRICTIONS

1. PROHIBITION ON TRADING IN COVERED SECURITIES THAT ARE BEING CONSIDERED FOR PURCHASE OR SALE FOR A CLIENT.

         You are prohibited from trading in a Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client's behalf. THIS PROHIBITION APPLIES DURING THE ENTIRE PERIOD THAT THE COVERED SECURITY IS BEING CONSIDERED BY THE FIRM FOR PURCHASE OR SALE AND REGARDLESS OF WHETHER THE COVERED SECURITY IS ACTUALLY PURCHASED OR SOLD FOR THE CLIENT.

         This prohibition does not apply to the following categories of transactions:

o Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

o Transactions in Covered Securities issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and

              Development, or any agency or authority
              thereof or (ii) any state, local government or municipality.

o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

o Transactions in auction rate preferred shares of closed-end investment companies.

o Transactions in exchange traded funds that are based on a broad-based securities index.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered mutual funds are also not subject to this prohibition.

         2. PRE-CLEARANCE. You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, pre-clearance for that transaction. Pre-clearance is obtained through the CTI personal trading system or by completing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the Chief Compliance Officer.) If you seek pre-clearance by use of the Personal Trade Request Form, then the signed and dated form must be submitted to the Chief Compliance Officer for pre-clearance.

         If pre-clearance is obtained, the approval is valid for the day on which it is granted and the following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason. In no event will pre-clearance be granted for any Covered Security if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

         Certain categories of transactions are exempt from the pre-clearance requirements. These exempt transactions are listed below:

o Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

o Transactions in Covered Securities issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

o Transactions in auction rate preferred shares of closed-end investment companies.

o Transactions in exchange traded funds that are based on a broad-based securities index.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements) and shares of registered mutual funds are also not subject to the pre-clearance requirements.

3. PRIVATE PLACEMENTS. (also applies to Access Persons who are not employees)

         Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. Private Placements include, but are not limited to hedge funds, securities purchased under rules 144A, Regulation S, Regulation D, and PIPEs

4. INITIAL PUBLIC OFFERINGS. (also applies to Access Persons who are not employees)

         Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering.

         5. PROHIBITION ON SHORT-TERM TRADING. Neither you nor any member of your Family/Household may purchase and sell at a profit, or sell and purchase, a Covered Security, including any Affiliated Mutual Funds (or any closely related security, such as an option or a related convertible or exchangeable security), within any period of 30 calendar days.

         This prohibition does not apply to the following categories of transactions:

o Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

o Transactions in Covered Securities issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

o Transactions in auction rate preferred shares of closed-end investment companies.

o Transactions in exchange traded funds that are based on a broad-based securities index.

         NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered mutual funds are also not subject to this prohibition.

         6. PROHIBITION ON OPTIONS. Neither you nor any member of your Family/Household may purchase a put option or sell a call option, either directly or through any Beneficial Ownership, in any Covered Security.

         This prohibition does not apply to transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment advisor as to which you may be deemed to have Beneficial Ownership.

         7. FRONTIER-MANAGED MUTUAL FUNDS. Neither you nor any member of your Family/Household may purchase and sell at a profit or sell and purchase within any 30 calendar day period, shares in any mutual fund advised or sub-advised by Frontier.

Part III

Applies to all Investment Persons

15-DAY BLACKOUT PERIOD

         The 15-day blackout period described below applies to employees of the Firm who are most likely to have access to information about which securities will be purchased or sold on behalf of client accounts. It is designed to prevent front-running and various other activities that create conflicts with the interests of clients.

         No Investment Person (including any member of the Family/Household of such Investment Person) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security). Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after).

NOTE: Portfolio Managers: It sometimes happens that an Investment Person who is responsible for making final investment decisions for client accounts (i.e., a Portfolio Manager) determines--within the seven calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Investment Person's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Investment Person is responsible for making investment decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Investment Person MUST put the clients' interests first and promptly make the investment decision in the clients' interest, rather than delaying the decision for clients until after the seventh day following the day of the transaction for the Investment Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code.

NOTE: Research Analysts: It sometimes happens that an Investment Person who is responsible for making investment recommendations for client accounts (i.e., a research analyst) determines--within the seven calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Investment Person's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Investment Person is responsible for making investment recommendations to recommend the purchase or sale of the same Covered Security (or a closely related security). In this situation, the Investment Person MUST put the clients' interests first and promptly make the investment recommendation in the clients' interest, rather than delaying the recommendation for clients until after the seventh day following the day of the transaction for the Investment Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code.

         The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Investment Person acted in good faith and in the best interests of the Firm's clients. The above notes are not intended to specify instances of compliance and non-compliance with the 15-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients' interests are always resolved in favor of the clients' interests.

         The blackout requirements do not apply to the exempt categories of transactions listed in Part II of The Code.

                             PART IV. RECORDKEEPING

         Frontier maintains the following records related to the Code in a readily accessible place: A copy of each Code that has been in effect at any time during the past five years;

a. A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

b. A record of written acknowledgements for each person who is currently, or within the past five years was, an Access Person;

c. Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

d. A list of the names of persons who are currently, or within the past five years were, Access Persons;

e. A list of persons who are currently, or within the past five years were, Investment Persons;

f. A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings;

g. A record of any decision and supporting reasons for granting any employee a waiver to or from or exception to the Code.

                           PART V. FORM ADV DISCLOSURE

         The Chief Compliance Officer shall be responsible for providing an updated copy of Frontier's Code to any client or prospective client upon request. The Chief Compliance Officer shall also ensure that Frontier's Form ADV includes an updated description of the Code.

               PART VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. MONITORING OF PERSONAL SECURITIES TRANSACTIONS. The Chief Compliance Officer is responsible for periodically reviewing the personal securities transactions and holdings reports of Access Persons. The VP of Client Services is responsible for reviewing and monitoring the personal securities transactions of the Chief Compliance Officer and for taking on the responsibilities of the Chief Compliance Officer in the Chief Compliance Officer's absence.

B. TRAINING AND EDUCATION. The Chief Compliance Officer shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the Chief Compliance Officer and at least annually.

C. ANNUAL REVIEW. The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation as the Chief Compliance Officer deems appropriate and at least annually.

D. REPORT TO MANAGEMENT COMMITTEE. The Chief Compliance Officer shall make an annual report to Frontier's Management Committee regarding his annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

E. REPORTING VIOLATIONS. Employees are required to report actual or suspected violations of the Firm's Code of Ethics promptly to the Chief Compliance Officer, or in the case of a violation by the Chief Compliance Officer, to Senior Management.

         1. Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

         2. Types of Reporting. You are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Firm's business; (c) material misstatements in regulatory filings, internal books and records, clients' records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the Firm.

         3. Guidance. You are encouraged to seek guidance from the Chief Compliance Officer or other Senior Management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction which might lead to the appearance of a violation.

F. SANCTIONS. A violation of the Code may result in any disciplinary action that the Chief Compliance Officer or Senior Management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G. FURTHER INFORMATION REGARDING THE CODE. You should contact the Chief Compliance Officer to obtain any additional information about compliance and ethic cal issues.

              PART VII. REPORTING EMPLOYEE SECURITIES TRANSACTIONS

Subject to the exceptions found in the Code of Ethics, all employee transactions require pre-clearance of trading activity and delivery of confirmations to the Compliance Department. Records of all such transactions and the corresponding confirmations and statements will be maintained and reviewed at least quarterly by the Compliance Department.

         Records that are required to be kept by the Firm with respect to securities transactions by its Access Persons (as that term is defined in the Code of Ethics) must contain the title and amount of the security involved, the date and nature of the transaction (purchase, sale, acquisition), the price at which the transaction was effected, and the name of the broker with whom the transaction was effected. It is permissible to include in such records a disclaimer where appropriate to the effect that the recording of a transaction pursuant to Rule 204-2 should not be construed as an admission that the Firm or the Access Person has any direct or indirect beneficial ownership in the securities concerned.

GENERAL GUIDELINES

1. The Compliance Department shall review all reports of personal securities transactions and compare such reports with pre-clearance forms and with completed client portfolio transactions.

2. The Chief Compliance Officer or his designee will determine whether non-compliance with the Code of Ethics and/or other applicable trading procedures may have occurred.

3. A summary of personal trades will be reviewed periodically by the Chief Compliance Officer. A summary report of violations, if any, and any action taken as of result of such violations will be submitted to the Management Committee.

4. The Code of Ethics will be distributed annually to all employees for review and signature.

                  PART VIII. CODE OF ETHICS SANCTION GUIDELINES

Violations of the Code of Ethics will be addressed by either Frontier's Chief Compliance Officer and his designees or by the Management Committee. Violations of any of the enclosed policies or procedures may result in disciplinary sanctions, up to and including fines, disgorgement of profits, termination of employment, and notification of appropriate governmental or regulatory authorities. Where applicable, the Management Committee will determine the amount of monetary fines. The Chief Compliance Officer or the Management Committee may decide to take action different from the Firm's sanction guidelines as deemed appropriate, as they are ultimately vested with the responsibility to enforce the Code.

NOTE: Sanctions will be applied whether the violation was committed by the employee or any Family/Household member of the employee, as Family/Household member is defined within the Code.

                                   DEFINITIONS

These terms have special meanings in this Code of Ethics:

ACCESS PERSON
AFFILIATED MUTUAL FUNDS
BENEFICIAL OWNERSHIP
CHIEF COMPLIANCE OFFICER
COVERED SECURITY
FAMILY/HOUSEHOLD
INVESTMENT PERSON

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

         IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CHIEF COMPLIANCE OFFICER. PLEASE DO NOT GUESS AT THE ANSWER.

ACCESS PERSON includes:

         Every member of the Firm's Management Committee

         Every officer of the Firm

         All employees of the Firm

ACCESS PERSON does not include any director, officer or employee of FCMC Holdings, Inc., unless the director, officer, or employee is an Access Person by virtue of some capacity other than such position with FCMC Holdings, Inc.

AFFILIATED MUTUAL FUNDS means any mutual fund to which Frontier or an AMG affiliate acts as investment adviser or sub-adviser. The Chief Compliance Officer will, from time to time, provide a current list of Affiliated Mutual Funds.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

         Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

         Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

         Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

         Securities in a person's individual retirement account.

         Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

         Securities owned by a trust of which the person is either a trustee or a beneficiary.

         Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

         Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

CHIEF COMPLIANCE OFFICER means the person listed on the Advisor's current Form ADV filed with the Securities and Exchange Commission as the Chief Compliance Officer. The Chief Compliance Officer may designate another person to perform the functions of Chief Compliance Officer when he is not available.

Covered Security means anything that is considered a "security" under the Investment Company Act of 1940, except:

         Direct obligations of the U.S. Government.

         Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

         Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds, including affiliated mutual funds)

         Shares of money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

         options on securities, on indexes and on currencies.

         investments in all kinds of limited partnerships.

         investments in foreign unit trusts and foreign mutual funds.

         investments in private investment funds and limited partnerships (note that investments in private investment funds and limited partnerships advised by the Firm are not subject to the prohibitions and pre-clearance requirements set forth in Sections B, 1 and 2 of Part II or the blackout provisions set forth in Part III of this Code).

For the purposes of this Code of Ethics, exchange traded funds are considered Covered Securities and must be reported.

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Members of your Family/Household include:

         Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

         Your children under the age of 18.

         Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

         Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

INVESTMENT PERSON means an employee of the Firm or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they're not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not Covered Securities) by the client. All Portfolio Managers and Analysts are Investment Persons.

EXHIBIT A

AFFILIATED MANAGERS GROUP, INC.

                      INSIDER TRADING POLICY AND PROCEDURES

         You should read this Insider Trading Policy and Procedures, ask questions of the officer listed below if desired, and sign and return the below Acknowledgement (or, if this is provided to you with your Employee Handbook, the Acknowledgment and Agreement form in connection therewith) to, if you are an employee or director of Affiliated Managers Group, Inc., Pam Price, Director of Human Resources, or, if you are an employee of a subsidiary or affiliate of Affiliated Managers Group, Inc., to your Compliance Officer.

POLICY STATEMENT ON INSIDER TRADING

         Affiliated Managers Group, Inc. (the "Company")(1) has adopted this Insider Trading Policy and Procedures (the "Policy") that applies to each director, officer and employee of the Company and each officer and employee of the Company's subsidiaries and affiliates (collectively, "Covered Persons"). This Policy has been distributed or made available to all Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

                    (i) trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

                   (ii) having others trade in such securities for him or her while he or she is in possession of material, non-public information; and

                  (iii) communicating (or "tipping") to others confidential or non-public information concerning the Company or other companies.

This Policy contains a discussion of insider trading, and sets forth trading restrictions applicable to you. You must read this Policy, return a signed Acknowledgement and Agreement form to the person indicated above, retain the Policy for your reference, and, upon request by the Company, re-acknowledge your understanding of and agreement to be bound by the Policy.

------------------------------
(1) The term "Company" refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

DISCUSSION:  WHAT IS "INSIDER TRADING?"

         Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an "insider" of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

         While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

1. Trading in any of the Company's securities in any capacity (including derivative securities based on the Company's securities) while in possession of material, non-public information concerning the Company. An example of this would be a sale of the Company's securities at a time when a major acquisition was pending but not yet announced.

2. Having others trade on the insider's behalf while the insider is in possession of material, non-public information.

3. Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as "tipping," results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade himself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider?


         The concept of "insider" is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, "insiders" include the Covered Persons. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company's attorneys, accountants, consultants and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for up to six months following such person's departure by giving notice to such person.

2.       What is Material Information?

         Trading while in the possession of inside information is not a basis for liability unless the information is "material." Generally, information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price of an issuer's securities.

         Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to:

         o         Dividend or earnings results or expectations
         o         Financial forecasts
         o         Write-downs or write-offs of substantial assets
         o Significant additions to reserves for bad debts or contingent liabilities
         o         Expansion or curtailment of significant operations
         o Major personnel changes o Proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out
         o         Major financing developments
         o         The gain or loss of important contracts or clients
         o Criminal indictments or material civil litigation or government investigations
         o         Labor disputes including strikes or lockouts
         o         Substantial changes in accounting methods
         o         Debt service or liquidity problems
         o         Bankruptcy or insolvency
         o         Extraordinary management developments
         o Public offerings or private sales of debt or equity securities
         o         Calls, redemptions or purchases of securities

         "Inside" information could be material because of its expected effect on the price of the issuer's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of "inside" information includes not only restrictions on trading in the issuer's securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3. WHAT IS NON-PUBLIC INFORMATION?

         In order for information to qualify as "inside" information, in addition to being "material," the information also must be "non-public." "Non-public" information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

         At such time as material, non-public information is released to the investing public, it loses its status as "inside" information. For "non-public" information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

         To show that "material" information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission ("SEC") or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or "talk on the street," even if accurate, widespread and reported in the media, may not constitute the requisite public disclosure.

         Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as "non-public" information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information has yet to be publicly disclosed, the information is deemed "non-public" and may not be traded upon.


         IT IS THE POLICY OF THE COMPANY NOT TO CONSIDER QUARTERLY AND ANNUAL EARNINGS RESULTS TO HAVE BEEN DISCLOSED PUBLICLY UNTIL THE THIRD BUSINESS DAY AFTER A PRESS RELEASE REGARDING SUCH EARNINGS (WITH THE DATE OF THE EARNINGS PRESS RELEASE BEING COUNTED AS THE FIRST BUSINESS DAY). SIMILARLY, OTHER MATERIAL INFORMATION WILL NOT BE CONSIDERED PUBLIC UNTIL THE THIRD BUSINESS DAY AFTER PUBLIC DISCLOSURE IN THE MANNER DESCRIBED PREVIOUSLY.

4. PENALTIES FOR INSIDER TRADING.

         Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he does not benefit personally from the violation. Penalties include:

         o         jail sentences
         o         disgorgement of profits
         o civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to $1,000,000
         o fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

         In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

TRADING PROCEDURES

         The following Trading Procedures are applicable to you because you are a director, officer or employee of the Company (in each such case, a "Company Insider") or an officer or employee of a subsidiary or affiliate of the Company (in each such case, an "Affiliate Insider") who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1.       TRADING WINDOWS AND PRE-CLEARANCE.

         There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

         THEREFORE, IF YOU ARE A COMPANY INSIDER, YOU, YOUR SPOUSE AND MEMBERS OF YOUR IMMEDIATE FAMILY SHARING THE SAME HOUSEHOLD MAY PURCHASE OR SELL SECURITIES OF THE COMPANY ONLY DURING THE "TRADING WINDOWS" THAT OCCUR EACH QUARTER, AS SPECIFIED BELOW; PROVIDED, THAT, SUCH PERSON IS NOT IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION (AS PROVIDED GENERALLY IN SECTION 4 HEREOF). IN ADDITION, YOU (OR YOUR SPOUSE OR MEMBER OF YOUR IMMEDIATE FAMILY SHARING THE SAME HOUSEHOLD) MUST PRE-CLEAR YOUR (OR THEIR) INTENT TO TRADE WITHIN ANY "TRADING WINDOW" WITH THE COMPANY'S CLEARANCE OFFICER, JOHN KINGSTON, III (THE "CLEARANCE OFFICER").

         For Company Insiders, the trading window is the period in any fiscal quarter beginning on the third business day after the Company's issuance of a press release regarding quarterly or annual earnings (an "Earnings Release") (with the date of the Earnings Release being counted as the first business day), and ending on the 15th calendar day of the third month of the fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable).

         IF YOU ARE AN AFFILIATE INSIDER, YOU, YOUR SPOUSE OR MEMBER OF YOUR IMMEDIATE FAMILY SHARING THE SAME HOUSEHOLD MAY PURCHASE OR SELL SECURITIES OF THE COMPANY AT ANY TIME AND IN ANY CAPACITY OTHER THAN DURING THE BLACKOUT PERIOD ENDING ON THE THIRD BUSINESS DAY FOLLOWING ANY EARNINGS RELEASE OF THE COMPANY OR OTHER PUBLIC DISCLOSURE OF MATERIAL INFORMATION; PROVIDED, THAT, SUCH PERSON IS NOT IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION. IN ADDITION, YOU (OR YOUR SPOUSE OR MEMBER OF YOUR IMMEDIATE FAMILY SHARING THE SAME HOUSEHOLD) MUST PRE-CLEAR YOUR (OR THEIR) INTENT TO TRADE AT ANY TIME WITH THE COMPANY'S CLEARANCE OFFICER.

         In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Company Insider to allow a trade to occur outside of a trading window.

         If you intend to engage in any trade in any capacity or for any account, you must first receive permission from the Clearance Officer as set forth above.(2) Authorization to trade the Company's securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an earnings release. If the trading window for Company Insiders ended before the transaction was announced and the "blackout" was lifted, trading by Company Insiders would next be permitted during the trading window following the next quarterly earnings release. The Clearance Officer may refuse to permit any transaction if he determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company's counsel before responding to your request.

         After receiving permission to engage in a trade, you should complete your trade within 48 hours or make a new trading request.

         EVEN IF YOU HAVE RECEIVED PRE-CLEARANCE, NEITHER YOU, YOUR SPOUSE NOR ANY MEMBER OF YOUR IMMEDIATE FAMILY SHARING YOUR HOUSEHOLD MAY TRADE IN ANY SECURITIES (INCLUDING OPTIONS AND OTHER DERIVATIVE SECURITIES) OF THE COMPANY IF YOU OR SUCH OTHER PERSON IS IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE COMPANY.

         Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company for cash is not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Company Insiders), after authorization from the Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called "cashless exercise" of stock options through a broker is covered by the Trading Procedures and therefore requires pre-clearance.

         Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan that satisfies the requirements of Rule 10b5-1(c) (a "10b5-1 Plan"). You may not enter into, amend, suspend or terminate any 10b5-1 Plan except with the prior approval of the Clearance Officer. Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

----------------
(2) If John Kingston will be absent from the office or unavailable for a significant period of time, Nathaniel Dalton will handle trading requests. In the event that each of Mr. Kingston and Mr. Dalton is absent or unavailable, Sean M. Healey will handle trading requests.

2. POST-TRADE REPORTING.

         You are required to report to John Kingston (the "Section 16 Officer") any transaction in any securities of the Company in any capacity by you, your spouse or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to the Section 16 Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Section 16 Officer, provided that such information is received by the Section 16 Officer by 5:00 p.m. on the day on which such transaction was effected.

         The foregoing reporting requirement is designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under
Section 16 of the Securities Exchange Act of 1934, as amended, to comply with these reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to "short swing" liability under Section 16 and for ensuring that timely reports of his or her transactions in Company securities are filed with the SEC, as required by Section 16.

3. PROHIBITION ON SHORT SALES AND PURCHASES, PUTS, CALLS AND OPTIONS.

         Neither you, your spouse nor any immediate family member sharing your household may sell any securities of the Company that are not owned by such person at the time of the sale (a "short sale"). Also, no such person may buy or sell puts, calls or options in respect of any of the Company's securities at any time.

UNAUTHORIZED DISCLOSURE

         As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

         In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies at all times.

         It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to John Kingston at 617-747-3311.

REPORTING OF VIOLATIONS

         If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of the Clearance Officer immediately.

MODIFICATIONS; WAIVERS

         The Company reserves the right to amend or modify this Policy, and the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Clearance Officer (or his designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

QUESTIONS

         If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact the Clearance Officer, who may refer the question to the Company's counsel before responding.

Updated October 23, 2007

                    FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

--------------------------------------------------------------------------------
                     GIFT AND BUSINESS ENTERTAINMENT POLICY
--------------------------------------------------------------------------------

Frontier has a fiduciary duty to act in the best interest of its clients and to not be unduly influenced in such a way that potential conflicts of interest may actually or may appear to jeopardize that duty. One example of a potential conflict is a situation in which Frontier or its officers and employees give or receive gifts, business entertainment, or other favors in the course of business. It is important to Frontier's independence of judgment and the Firm's image to give or accept only these items in accordance with normally accepted business practices and to not raise any question of propriety.

The following outlines Frontier's policy on giving and receiving gifts to help the Firm maintain the highest ethical standards and is applicable to all of Frontier's officers and employees.

POLICY
No officer or employee may, directly or indirectly, give or receive any gift or business entertainment to or from anyone with whom Frontier is likely to have any business dealings, such as potential clients, brokers and consultants, dealers, and vendors ("Business Relationship") unless the gift or entertainment falls within one of the following categories of permissible gifts or entertainment, and is not so frequent or excessive as to raise any question of propriety and is not otherwise inconsistent with any applicable law or regulation, including, without limitation, the rules governing gifts to public officials.

Prior to receiving or providing a gift or business entertainment, Frontier may notify the donor or recipient that they may wish to consult their firm's policy on gifts and business entertainment or personnel within their firm to the extent applicable, whether they are permitted to receive such gifts and/or business entertainment. In addition, Frontier from time to time may agree (or be required by another firm) to comply with policies and procedures regarding gifts and entertainment of firms with which Frontier has a Business Relationship and if so, Frontier will abide by those policies and procedures.

GIFTS
Permissible gifts given to or received from a particular person, either individually or in the aggregate, having a retail value of $100 or less for the calendar year are permitted. Examples of gifts subject to the annual $100 per person limit include, but are not limited to, flowers, fruit baskets, wine, or a gift certificate to a store or restaurant. Also included are tickets to sporting events, theatre, greens fees, an invitation to a reception or cocktail party or comparable entertainment if the donor will not be present. Prizes won at events sponsored by firms with which Frontier has a Business Relationship would also be considered a gift. If a gift given or received is distributed for use by multiple individuals, it is permissible to divide the value of the gift amongst the number of ultimate recipients.

         Tickets
         Tickets or gifts given to or received from an individual and his or her spouse or family member shall be aggregated in determining whether the tickets have a value in excess of $100. Because of the special circumstances sometimes surrounding the value of tickets, Frontier's policy is that tickets should be valued at face value for purposes of this policy.

         Cash Gifts
         Under no circumstances may officers or employees give or accept gifts to or from any business or business contact in the form of cash, cash equivalents or securities.

         Personal Gifts
         Gifts of a personal nature (e.g., a wedding gift or congratulatory gift to celebrate a birth) are not prohibited or subject to the dollar limits described above, provided the giving is not related to the business of Frontier. To determine whether a gift is personal, a number of factors should be considered, including any pre-existing personal or family relationship between the person giving the gift and the recipient.

         Gifts to Public Employees
         Officers and employees are reminded that different rules apply when giving anything of value to public employees. No officer or employee may authorize payment or reimbursement for any meal or entertainment that falls outside of the ordinary course of business, travel, lodging, or other gift made for or on behalf of any federal, state, county, or municipal employee having anything of value except as permitted by law, the public organization's policies and approved by the Chief Compliance Officer.

         Promotional Items
         Promotional items of nominal value that contain Frontier's or the donor's employer's logo, such as pens, calendars or diaries are permitted Such gifts need not be aggregated for purposes of the $100 rule above but should not exceed a reasonable number from or to the same person within a calendar year.

BUSINESS ENTERTAINMENT
In order for entertainment to be considered a business expense rather than a gift, a representative of the firm providing the entertainment must personally host or be present at the event, and the event must not raise any questions of propriety. Employees may provide or accept a business entertainment event of reasonable value, such as an occasional meal, a ticket to a sporting event or the theatre, greens fees, an invitation to a reception or cocktail party, or comparable business entertainment so long as it is neither so frequent nor so extensive as to raise any question of propriety, PROVIDED THAT THE DONOR IS PRESENT. Employees should seek prior approval from Compliance in circumstances where he or she is unsure about the value or appropriateness of proposed entertainment. Traders are prohibited from receiving gifts or business entertainment from third parties and may engage in normal business entertainment only with pre-approval from the CCO.

COMPANY-SPONSORED EVENTS
For a Frontier-sponsored event that may or may not fall clearly within one of the above categories of permissible gifts or business entertainment, officers and employees must contact the Chief Compliance Officer to ascertain whether such an event requires approval. Under appropriate circumstances, a specific or general exemption for Frontier-sponsored events may be obtained from the Chief Compliance Officer. Officers and employees are responsible for

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confirming  that such an exemption  either has been granted or is not  necessary before extending an invitation to such an event.

BUSINESS TRAVEL AND RELATED INCIDENTALS
Frontier officers and employees are often invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, Frontier must pay for all travel and lodging expenses provided in connection with such activities since the transportation expenditures associated with travel are considered non-permissible gifts or gratuities, such as airfare or rental car costs and hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed. However, if appropriate, officers and employees may accept travel-related amenities if the costs are considered insubstantial and are not readily ascertainable (e.g., a shuttle bus at a conference).

OTHER PAYMENTS FROM BROKERS AND PORTFOLIO COMPANIES
Officers and employees may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, officers and employees may neither request nor accept loans or personal services from brokers or portfolio companies.

SOLICITATIONS
Frontier officers and employees are prohibited from soliciting any gift or business entertainment (i.e., you may not request a gift, such as tickets to a sporting event, be given to you).

EXCEPTIONS
In special circumstances, the Chief Compliance Officer may grant a specific exception to these rules regarding gifts and business entertainment, provided such gift or business entertainment is consistent with applicable laws and/or regulations and is consistent with the spirit and intent of this Policy. In reviewing a request for an exception, the Chief Compliance Officer will consider a variety of factors, including whether the gift or business entertainment is of a type which is customarily associated with ethical business practices and whether the gift or business entertainment raises any question of propriety, or could be reasonably interpreted by others as bringing discredit to Frontier, or offering an improper inducement to the recipient, or placing the recipient under an obligation to the donor.

CHARITABLE DONATIONS
Charitable donations by the Firm or its officers and employees are not subject to the $100 rule above, but should be reasonable and consistent with the standards set forth in this Policy. All charitable donations by the Firm must be approved by the Chief Compliance Officer.

POLITICAL CONTRIBUTIONS
Officers, employees and the Firm are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts from government persons or entities.

REPORTING:
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GIFT LOG
Officers and employees must inform the Chief Compliance Officer of the giving or receiving of any gifts (other than promotional items as described above, and de minimis gifts with a value of less than $25), including those gifts returned to the sender. The attached Exhibit A or a comparable form of communication may be used for reporting gifts given or received. The Chief Compliance Officer will maintain a Gift Log, a form of which is attached to this Policy as Exhibit B, to record gifts given or received. The log will contain a description of the gift, date of the gift, the name of the person or firm providing or receiving the gift, and the approximate value of the gift.

BUSINESS ENTERTAINMENT REPORTING
All officers and employees must report within 30 days of the end of each quarter business entertainment, as defined above, given to or received from any third party that has a value greater than $100 and is not conducted during the ordinary course of business, such as tickets to a sporting event, invitations to a show, social meals and other business entertainment that falls outside of the normal course of business. The attached Exhibit A or a comparable form of communication may be used for reporting business entertainment given or received. Meals provided at meetings conducted for business purposes, such as broker luncheons or dinners, and other business events, need not be reported for purposes of this policy.

EMPLOYEE CERTIFICATION
All officers and employees must certify within 30 days of the end of each quarter whether they are in compliance with this Policy.

MONITORING:

MANAGEMENT REPORTING
The Chief Compliance Officer will review officers' and employees' submissions regarding gifts and entertainment on a periodic basis and will report to the President promptly any issues or concerns regarding officers' and employees' activities covered under this Policy.

TRAINING AND EDUCATION
The Chief Compliance Officer shall be responsible for training and educating employees regarding the Gift and Business Entertainment Policy. Such training shall be mandatory for all officers and employees and shall occur as determined necessary by the Chief Compliance Officer and at least on an annual basis.

In case of questions regarding a particular circumstance or where there is doubt of the estimated retail value of any gifts, or other items/services, or any interpretation of this Gift and Business Entertainment Policy, officers and employees should contact the Chief Compliance Officer.


Effective Date:   October 2004, as amended April 2008


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Exhibit A

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                    FRONTIER CAPITAL MANAGEMENT COMPANY, LLC
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                     GIFT AND BUSINESS ENTERTAINMENT REPORT

Gift and Business Entertainment reports are to be submitted to Frontier's Chief Compliance Officer. Officers and employees may use this form to complete such report.


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Name of the employee(s) giving or receiving Gift or Business Entertainment:

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Name of Business Relationship receiving or giving Gift or Business
Entertainment:

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Date of occurrence:
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Description of Gift or Business Entertainment:


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Approximate retail value of Gift or Business Entertainment:
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If necessary pursuant to Frontier's Gift and Business Entertainment Policy, was
pre-authorization obtained:
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If not, please explain:

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